Exhibit 99.1

California BanCorp Reports Financial Results for the First Quarter Ended March 31, 2022

Oakland, CA – April 28, 2022 – California BanCorp (NASDAQ: CALB), whose subsidiary is California Bank of Commerce, announced today its financial results for the first quarter ended March 31, 2022.

The Company reported net income of $3.7 million for the first quarter of 2022, representing an increase of $492,000, or 15%, compared to $3.2 million for the fourth quarter of 2021 and an increase of $864,000, or 31%, compared to $2.8 million in the first quarter of 2021.

Diluted per share earnings of $0.44 for the first quarter of 2022 compared to $0.38 for the fourth quarter of 2021 and $0.34 for the first quarter of 2021.

“We continued to execute well on our strategies to generate profitable growth in the first quarter, leading to positive trends in revenue, net interest margin, and efficiencies, which resulted in a higher level of earnings and returns,” said Steven Shelton, President and CEO of California BanCorp. “We had another strong quarter of loan production that was well balanced across all of our asset classes. Excluding PPP loans and loan sales, we had annualized loan growth of 31% in the first quarter, which enabled us to redeploy more of our excess liquidity into higher yielding earning assets, expand our net interest margin, and generate a higher level of profitability. Our loan pipeline remains strong and we remain well positioned to benefit from further increases in interest rates, which should enable us to continue generating higher levels of revenue, realizing more operating leverage, and continuing to drive profitable growth. While higher interest rates and inflationary pressures create more uncertainty around the operating environment over the remainder of the year, we believe our strong new client acquisition capabilities and value proposition will enable us to continue taking market share, while maintaining healthy asset quality in our well diversified, conservatively underwritten loan portfolio.”

“During the first quarter, we sold approximately $40 million of non-core loans from our solar financing portfolio, which enabled us to monetize the value of these loans, while also shortening the duration of our loan portfolio,” said Thomas A. Sa, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer of California BanCorp. “In addition, through proactive management of our investment portfolio, we were able to minimize the accounting impact of the increase in interest rates on our tangible book value. During the first quarter, our tangible book value per share increased 3% from the end of the prior quarter due to our strong financial performance.”

Financial Highlights:

Profitability - three months ended March 31, 2022 compared to December 31, 2021

•	Net income of $3.7 million and $0.44 per diluted share, compared to $3.2 million and $0.38 per share, respectively.

•	Revenue of $17.1 million increased $2.1 million, or 14%, compared to $15.0 million for the fourth quarter of 2021.

•	Net fees from Paycheck Protection Program (“PPP”) loans contributed $791,000 to net interest income compared to $708,000 for the fourth quarter of 2021.

•

Provision for loan losses of $950,000 increased $446,000, or 88%, primarily as a result of growth in the commercial and real estate other loan portfolios combined with continued adjustments in the qualitative reserve assessment in response to general macroeconomic changes.

•	Non-interest income of $2.5 million increased $1.5 million, or 155%, primarily due to a gain recognized on the sale of a portion of our solar loan portfolio.

•	Non-interest expense, excluding capitalized loan origination costs, of $11.9 million compared to $11.6 million for the fourth quarter of 2021.

Financial Position – March 31, 2022 compared to December 31, 2021

•	Total assets decreased by $155.4 million, or 8%, to $1.86 billion.

•

Total gross loans increased by $23.8 million, or 2%, to $1.40 billion. Excluding the impact of PPP loans forgiven by the SBA, total gross loans increased during the first quarter by $59.4 million, or 5%, to $1.36 billion.

•	Total deposits decreased by $79.6 million, or 5%, to $1.60 billion.

•

Total borrowings decreased by $74.2 million, or 70%, to $32.2 million due to repayment of a short term borrowing as well as borrowings under the Federal Reserve Paycheck Protection Program Liquidity Facility (“PPPLF”).

•	Capital ratios remain healthy with a tier-one leverage ratio of 7.84%, tier I capital ratio of 8.63% and total risk-based capital ratio of 12.71%.

Net Interest Income and Margin:

Net interest income for the quarter ended March 31, 2022 was $14.5 million, an increase of $559,000 or 4%, from $14.0 million for the three months ended December 31, 2021, and an increase of $1.2 million, or 9%, from $13.3 million for the quarter ended March 31, 2021. The increase in net interest income compared to the fourth quarter of 2021 was primarily attributable to the growth of the loan portfolio combined with a reduction in the average cost of deposits. Compared to the first quarter of 2021, the increase in net interest income resulted from a more favorable mix of earning assets offset, in part, by a reduction in the amortization of net fees received on PPP loans.

The Company’s net interest margin for the first quarter of 2022 was 3.19%, compared to 2.81% for the fourth quarter of 2021 and 2.94% for the same period in 2021. The increase in margin compared to the prior quarter was primarily due to a more favorable mix of earning assets combined with a reduction in the average cost of deposits. The increase in margin from the same period last year was primarily the result of an increase in loan yields resulting from growth in the commercial and real estate other loan portfolios combined with a reduction in the average cost of deposits, partially offset by a reduction of net fees recognized on PPP loans.

Non-Interest Income:

The Company’s non-interest income for the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021 was $2.5 million, $994,000 and $921,000, respectively. The increase in non-interest income compared to the fourth quarter of 2021 and the first quarter of 2021 was primarily due to a gain of $1.4 million recognized on the sale of a portion of our solar loan portfolio.

Net interest income and non-interest income comprised total revenue of $17.1 million, $15.0 million, and $14.3 million for the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021, respectively.

Non-Interest Expense:

The Company’s non-interest expense for the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021 was $10.9 million, $10.0 million, and $10.1 million, respectively. The increase in non-interest expense was primarily due to a reduction in capitalized loan origination costs combined with an increase in salaries and benefits related to investments to support the continued growth of the business and the seasonal impact of higher payroll taxes. Excluding capitalized loan origination costs, non-interest expense for the first quarter of 2022, the fourth quarter of 2021 and the first quarter of 2021 was $11.9 million, $11.6 million, and $11.6 million, respectively.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 63.99%, 66.90%, and 70.70% for the quarters ended March 31, 2022, December 31, 2021, and March 31, 2021, respectively.

Balance Sheet:

Total assets of $1.86 billion as of March 31, 2022, represented a decrease of $155.4 million, or 8%, compared to $2.01 billion at December 31, 2021 and a decrease of $88.0 million, or 5%, compared to $1.95 billion at March 31, 2021. The decrease in total assets from previous quarters was primarily due to decreased liquidity resulting from deposit outflows related to forgiveness of PPP loans combined with a reduction in PPPLF activity.

Total gross loans increased by $23.8 million, or 2%, to $1.40 billion at March 31, 2022, from $1.38 billion at December 31, 2021 and decreased by $69.8 million, or 5% compared to $1.47 billion at March 31, 2021.

During the first quarter of 2022, commercial and real estate other loans increased by $48.5 million and $44.4 million, respectively, due to organic growth. Partially offsetting these increases within the total loan portfolio, SBA loans decreased by $37.4 million primarily due to PPP loan forgiveness. Additionally, during the first quarter of 2022, the Company sold $39.8 million of residential solar loans.

Year-over-year, commercial and real estate other loans increased by $83.8 million and $168.1 million, respectively, due to organic growth. These increases were partially offset by a decrease in SBA loans of $320.2 million primarily due to PPP loan forgiveness.

As a result of the CARES Act PPP, which was launched in April 2020 and re-launched in January 2021, the Company funded approximately $491.3 million in loans. Approximately $454.4 million of those balances have been granted forgiveness by the SBA as of March 31, 2022.

Total deposits decreased by $79.6 million, or 5%, to $1.60 billion at March 31, 2022, from $1.68 billion at December 31, 2021 and decreased by $29.2 million, or 2%, from $1.63 billion at March 31, 2021. The decrease in total deposits from the end of the fourth quarter of 2021 was primarily due to a reduction in non-interest bearing demand deposits of $24.5 million, money market and savings deposits of $30.7 million, and time deposits of $23.6 million.

Compared to the same period last year, the decrease in total deposits was primarily concentrated in time deposits as the result of reduced reliance on brokered certificates of deposit. Non-interest bearing deposits, primarily commercial business operating accounts, represented 46.7% of total deposits at March 31, 2022, compared to 45.9% at December 31, 2021 and 45.6% at March 31, 2021.

As of March 31, 2022, the Company had outstanding borrowings, excluding junior subordinated debt securities, of $32.2 million, compared to $106.4 million at December 31, 2021 and $134.8 million at March 31, 2021. The decrease in borrowings during the first quarter of 2022 was comprised primarily of the repayment of a $50.0 million short-term FHLB advance combined with a $24.2 million reduction in PPPLF activity.

Asset Quality:

The provision for credit losses increased to $950,000 for the first quarter of 2022, compared to $504,000 for the fourth quarter of 2021 and $300,000 for the first quarter of 2021. Net loan recoveries in the first quarter of 2022 were $1,000 or 0.00% of gross loans, compared to net recoveries of $6,000, or 0.00%, in the fourth quarter of 2021 and net recoveries of $166,000, or 0.01%, in the first quarter of 2021.

Non-performing assets (“NPAs”) to total assets of 0.03% at March 31, 2022 compared to 0.01% at December 31, 2021 and 0.01% at March 31, 2021, with non-performing loans of $549,000, $232,000 and $234,000, respectively, on those dates.

The allowance for loan losses increased by $951,000 to $15.0 million, or 1.07% of total loans, at March 31, 2022, compared to $14.1 million, or 1.02% of total loans, at December 31, 2021 and $14.6 million, or 0.99% of total loans at March 31, 2021. The increase in the allowance as a percentage of total loans at March 31, 2022 compared to December 31, 2021 and March 31, 2021 reflects an increase in the qualitative reserve assessment in response to general macroeconomic changes pertaining to the mix of our loan portfolio.

Capital Adequacy:

At March 31, 2022, shareholders’ equity totaled $154.6 million compared to $150.8 million at December 31, 2021 and $139.2 million one year ago. As a result, the Company’s total risk-based capital ratio, tier one capital ratio and leverage ratio of 12.49%, 8.49%, and 7.84%, respectively, were all above the regulatory standards for “well-capitalized” institutions of 10.00%, 8.00% and 5.00% respectively.

About California BanCorp:

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

Contacts:

Steven E. Shelton, (510) 457-3751

President and Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

Senior Executive Vice President

Chief Financial Officer and Chief Operating Officer

tsa@bankcbc.com

Use of Non-GAAP Financial Information:

This press release contains both financial measures based on GAAP and non-GAAP. Non-GAAP financial measures are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Information:

Statements in this news release regarding expectations and beliefs about future financial performance and financial condition, as well as trends in the Company’s business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that the Company makes about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond the Company’s control. As a result of those risks and uncertainties, the Company’s actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause the Company to make changes to future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the Company will not be able to continue its internal growth rate; the risk that the United States economy will experience slowed growth or recession or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect, among other things, the values of real estate collateral supporting many of the Company’s loans, interest income and interest rate margins and, therefore, the Company’s future operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2021 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which we expect to file with the SEC during the second quarter of 2022, and readers of this release are urged to review the additional information that will be contained in that report.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. The Company disclaims any obligation to update forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise, except as may be required by law.

FINANCIAL TABLES FOLLOW

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - PROFITABILITY

(Dollars in Thousands, Except Per Share Data)

	Q1 2022	Q4 2021	Change		Q1 2021	Change
			$	%		$	%
QUARTERLY HIGHLIGHTS:
Interest income	$15,924	$15,543	$381	2%	$15,032	$892	6%
Interest expense	1,398	1,576	(178)	-11%	1,696	(298)	-18%

Net interest income	14,526	13,967	559	4%	13,336	1,190	9%
Provision for loan losses	950	504	446	88%	300	650	217%

Net interest income after provision for loan losses	13,576	13,463	113	1%	13,036	540	4%
Non-interest income	2,534	994	1,540	155%	921	1,613	175%
Non-interest expense	10,916	10,009	907	9%	10,080	836	8%

Income before income taxes	5,194	4,448	746	17%	3,877	1,317	34%
Income tax expense	1,521	1,267	254	20%	1,068	453	42%

Net income	$3,673	$3,181	$492	15%	$2,809	$864	31%

Diluted earnings per share	$0.44	$0.38	$0.06	16%	$0.34	$0.10	29%

Net interest margin	3.19%	2.81%	+38 Basis Points		2.94%	+25 Basis Points
Efficiency ratio	63.99%	66.90%	-291 Basis Points		70.70%	-671 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - FINANCIAL POSITION

(Dollars in Thousands, Except Per Share Data)

			Change			Change
	Q1 2022	Q4 2021	$	%	Q1 2021	$	%
PERIOD-END HIGHLIGHTS:
Total assets	$1,859,595	$2,014,996	$(155,401)	-8%	$1,947,588	$(87,993)	-5%
Gross loans	1,400,474	1,376,649	23,825	2%	1,470,313	(69,839)	-5%
Deposits	1,600,522	1,680,138	(79,616)	-5%	1,629,715	(29,193)	-2%
Tangible equity	147,068	143,241	3,827	3%	131,634	15,434	12%

Tangible book value per share	$17.78	$17.33	$0.45	3%	$16.07	$1.71	11%

Tangible equity / total assets	7.91%	7.11%		+80 Basis Points	6.76%	+115 Basis Points
Gross loans / total deposits	87.50%	81.94%		+556 Basis Points	90.22%	-272 Basis Points
Noninterest-bearing deposits / total deposits	46.65%	45.90%		+75 Basis Points	45.56%	+109 Basis Points

			Change			Change
	Q1 2022	Q4 2021	$	%	Q1 2021	$	%
QUARTERLY AVERAGE HIGHLIGHTS:
Total assets	$1,928,542	$2,054,490	$(125,948)	-6%	$1,922,739	$5,803	0%
Total earning assets	1,846,225	1,971,558	(125,333)	-6%	1,839,437	6,788	0%
Gross loans	1,371,187	1,330,044	41,143	3%	1,415,506	(44,319)	-3%
Deposits	1,652,013	1,759,592	(107,579)	-6%	1,569,170	82,843	5%
Tangible equity	146,032	142,118	3,914	3%	129,865	16,167	12%

Tangible equity / total assets	7.57%	6.92%		+65 Basis Points	6.75%	+82 Basis Points
Gross loans / total deposits	83.00%	75.59%		+741 Basis Points	90.21%	-721 Basis Points
Noninterest-bearing deposits / total deposits	44.88%	45.24%		-36 Basis Points	43.97%	+91 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED INTERIM FINANCIAL INFORMATION (UNAUDITED) - ASSET QUALITY

(Dollars in Thousands)

ALLOWANCE FOR LOAN LOSSES:	03/31/22	12/31/21	09/30/21	06/30/21	03/31/21
Balance, beginning of period	$14,081	$13,571	$13,240	$14,577	$14,111
Provision for loan losses, quarterly	950	504	300	(1,100)	300
Charge-offs, quarterly	—	—	—	(278)	—
Recoveries, quarterly	1	6	31	41	166

Balance, end of period	$15,032	$14,081	$13,571	$13,240	$14,577

NONPERFORMING ASSETS:	03/31/22	12/31/21	09/30/21	06/30/21	03/31/21
Loans accounted for on a non-accrual basis	$549	$232	$1,233	$1,234	$234
Loans with principal or interest contractually past due 90 days or more and still accruing interest	—	—	—	—	—

Nonperforming loans	$549	$232	$1,233	$1,234	$234
Other real estate owned	—	—	—	—	—

Nonperforming assets	$549	$232	$1,233	$1,234	$234

Loans restructured and in compliance with modified terms	—	—	—	—	—

Nonperforming assets and restructured loans	$549	$232	$1,233	$1,234	$234

Nonperforming loans by asset type:
Commercial	$—	$—	$—	$—	$—
Real estate other	—	—	1,000	1,000	—
Real estate construction and land	—	—	—	—	—
SBA	549	232	233	234	234
Other	—	—	—	—	—

Nonperforming loans	$549	$232	$1,233	$1,234	$234

ASSET QUALITY:	03/31/22	12/31/21	09/30/21	06/30/21	03/31/21
Allowance for loan losses / gross loans	1.07%	1.02%	1.04%	0.98%	0.99%
Allowance for loan losses / nonperforming loans	2738.07%	6069.40%	1100.65%	1072.93%	6229.49%
Nonperforming assets / total assets	0.03%	0.01%	0.06%	0.07%	0.01%
Nonperforming loans / gross loans	0.04%	0.02%	0.09%	0.09%	0.02%
Net quarterly charge-offs / gross loans	0.00%	0.00%	0.00%	0.02%	-0.01%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands, Except Per Share Data)

	Three months ended
	03/31/22	12/31/21	03/31/21
INTEREST INCOME
Loans	$14,886	$14,520	$14,584
Federal funds sold	136	216	88
Investment securities	902	807	360

Total interest income	15,924	15,543	15,032

INTEREST EXPENSE
Deposits	806	937	1,191
Other	592	639	505

Total interest expense	1,398	1,576	1,696

Net interest income	14,526	13,967	13,336
Provision for loan losses	950	504	300

Net interest income after provision for loan losses	13,576	13,463	13,036

NON-INTEREST INCOME
Service charges and other fees	889	1,038	641
Gain on sale of loans	1,393	—	—
Other non-interest income	252	(44)	280

Total non-interest income	2,534	994	921

NON-INTEREST EXPENSE
Salaries and benefits	7,093	6,370	6,367
Premises and equipment	1,302	1,320	1,197
Other	2,521	2,319	2,516

Total non-interest expense	10,916	10,009	10,080

Income before income taxes	5,194	4,448	3,877
Income taxes	1,521	1,267	1,068

NET INCOME	$3,673	$3,181	$2,809

EARNINGS PER SHARE
Basic earnings per share	$0.44	$0.39	$0.34

Diluted earnings per share	$0.44	$0.38	$0.34

Average common shares outstanding	8,276,761	8,255,340	8,179,667

Average common and equivalent shares outstanding	8,392,802	8,342,032	8,242,467

PERFORMANCE MEASURES
Return on average assets	0.77%	0.61%	0.59%
Return on average equity	9.70%	8.43%	8.29%
Return on average tangible equity	10.20%	8.88%	8.77%
Efficiency ratio	63.99%	66.90%	70.70%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	03/31/22	12/31/21	09/30/21	06/30/21	03/31/21
ASSETS
Cash and due from banks	$18,228	$4,539	$22,424	$26,159	$18,475
Federal funds sold	206,305	465,917	578,626	366,347	342,305
Investment securities	171,764	103,278	82,108	61,142	58,105
Loans:
Commercial	522,808	474,281	428,169	425,643	439,044
Real estate other	741,651	697,212	664,202	616,451	573,520
Real estate construction and land	51,204	43,194	41,312	41,558	45,550
SBA	44,040	81,403	107,096	204,734	364,273
Other	40,771	80,559	61,193	64,253	47,926

Loans, gross	1,400,474	1,376,649	1,301,972	1,352,639	1,470,313
Unamortized net deferred loan costs (fees)	2,434	1,688	760	(629)	(1,569)
Allowance for loan losses	(15,032)	(14,081)	(13,571)	(13,240)	(14,577)

Loans, net	1,387,876	1,364,256	1,289,161	1,338,770	1,454,167
Premises and equipment, net	4,047	4,405	4,227	5,089	5,452
Bank owned life insurance	24,614	24,412	24,247	24,085	23,920
Goodwill and core deposit intangible	7,503	7,513	7,524	7,534	7,544
Accrued interest receivable and other assets	39,258	40,676	40,762	39,937	37,620

Total assets	$1,859,595	$2,014,996	$2,049,079	$1,869,063	$1,947,588

LIABILITIES
Deposits:
Demand noninterest-bearing	$746,673	$771,205	$790,646	$791,580	$742,574
Demand interest-bearing	36,419	37,250	39,679	36,268	33,022
Money market and savings	686,781	717,480	750,112	674,390	670,517
Time	130,649	154,203	161,617	177,534	183,602

Total deposits	1,600,522	1,680,138	1,742,054	1,679,772	1,629,715

Junior subordinated debt securities	54,063	54,028	59,009	24,745	24,729
Other borrowings	32,166	106,387	79,536	—	134,819
Accrued interest payable and other liabilities	18,273	23,689	21,241	20,805	19,147

Total liabilities	1,705,024	1,864,242	1,901,840	1,725,322	1,808,410

SHAREHOLDERS’ EQUITY
Common stock	109,815	109,473	109,009	108,417	108,430
Retained earnings	44,862	41,189	38,008	34,792	30,630
Accumulated other comprehensive (loss)	(106)	92	222	532	118

Total shareholders’ equity	154,571	150,754	147,239	143,741	139,178

Total liabilities and shareholders’ equity	$1,859,595	$2,014,996	$2,049,079	$1,869,063	$1,947,588

CAPITAL ADEQUACY
Tier I leverage ratio	7.84%	7.23%	7.29%	7.53%	7.46%
Tier I risk-based capital ratio	8.49%	8.62%	9.17%	9.35%	9.47%
Total risk-based capital ratio	12.49%	12.75%	13.92%	11.93%	12.34%
Total equity/ total assets	8.31%	7.48%	7.19%	7.69%	7.15%
Book value per share	$18.69	$18.24	$17.85	$17.47	$16.99

Common shares outstanding	8,270,901	8,264,300	8,250,109	8,229,116	8,189,598

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended March 31,			Three months ended December 31,
	2022			2021
	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets:
Loans (1)	$1,371,187	4.40%	$14,886	$1,330,044	4.33%	$14,520
Federal funds sold	345,394	0.16%	136	536,503	0.16%	216
Investment securities	129,644	2.82%	902	105,011	3.05%	807

Total interest earning assets	1,846,225	3.50%	15,924	1,971,558	3.13%	15,543

Noninterest-earning assets:
Cash and due from banks	18,748			18,886
All other assets (2)	63,569			64,046

TOTAL	$1,928,542			$2,054,490

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$38,197	0.10%	$9	$37,379	0.10%	$9
Money market and savings	723,109	0.37%	665	766,826	0.40%	769
Time	149,293	0.36%	132	159,420	0.40%	159
Other	100,664	2.39%	592	122,722	2.07%	639

Total interest-bearing liabilities	1,011,263	0.56%	1,398	1,086,347	0.58%	1,576

Noninterest-bearing liabilities:
Demand deposits	741,414			795,967
Accrued expenses and other liabilities	22,325			22,539
Shareholders’ equity	153,540			149,637

TOTAL	$1,928,542			$2,054,490

Net interest income and margin (3)		3.19%	$14,526		2.81%	$13,967

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $318,000 and $125,000, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $14.1 million and $13.6 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended March 31,
	2022			2021
	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets:
Loans (1)	$1,371,187	4.40%	$14,886	$1,415,506	4.18%	$14,584
Federal funds sold	345,394	0.16%	136	369,223	0.10%	88
Investment securities	129,644	2.82%	902	54,708	2.67%	360

Total interest earning assets	1,846,225	3.50%	15,924	1,839,437	3.31%	15,032

Noninterest-earning assets:
Cash and due from banks	18,748			23,033
All other assets (2)	63,569			60,269

TOTAL	$1,928,542			$1,922,739

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$38,197	0.10%	$9	$34,512	0.13%	$11
Money market and savings	723,109	0.37%	665	644,740	0.61%	972
Time	149,293	0.36%	132	199,953	0.42%	208
Other	100,664	2.39%	592	192,803	1.06%	505

Total interest-bearing liabilities	1,011,263	0.56%	1,398	1,072,008	0.64%	1,696

Noninterest-bearing liabilities:
Demand deposits	741,414			689,965
Accrued expenses and other liabilities	22,325			23,351
Shareholders’ equity	153,540			137,415

TOTAL	$1,928,542			$1,922,739

Net interest income and margin (3)		3.19%	$14,526		2.94%	$13,336

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $318,000 and $1.2 million, respectively.

(2)	Other noninterest-earning assets includes the allow ance for loan losses of $14.1 million and $14.2 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED NON GAAP DATA (UNAUDITED)

(Dollars in Thousands)

REVENUE:	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Net interest income	$14,526	$13,967	$13,841	$13,586	$13,336
Non-interest income	2,534	994	1,302	956	921

Total revenue	$17,060	$14,961	$15,143	$14,542	$14,257

PPP RELATED DEFERRED FEES AND COSTS:	Deferred Balance at Origination			Amortization of Deferred Balance	Deferred Balance Remaining
	2021 Program	2020 Program	Total
PPP fees	$4,479	$9,086	$13,565	$12,443	$1,122
PPP capitalized loan origination costs	540	2,451	2,991	2,868	$123

Net PPP fees	$3,939	$6,635	$10,574	$9,575	$999

IMPACT OF PPP ACTIVITY REFLECTED IN NET INTEREST INCOME:	Amortization of Deferred Balance
	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
PPP fees	$1,014	$817	$1,909	$2,185	$2,222
PPP capitalized loan origination costs	223	109	348	514	633

Net PPP fees	$791	$708	$1,561	$1,671	$1,589

NON-INTEREST EXPENSE:	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Total non-interest expense	$10,916	$10,009	$10,513	$9,835	$10,080
Total capitalized loan origination costs	984	1,601	1,197	1,217	1,513

Total operating expenses, before capitalization of loan origination costs	$11,900	$11,610	$11,710	$11,052	$11,593

GROSS LOANS:	Q1 2022	12/31/21	09/30/21	06/30/21	03/31/21
Gross loans	$1,400,474	$1,376,649	$1,301,972	$1,352,639	$1,470,313
PPP loans	36,905	72,527	97,451	194,472	353,426

Gross loans, excluding PPP loans	$1,363,569	$1,304,122	$1,204,521	$1,158,167	$1,116,887